U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[  ] Form 10-K      [  ] Form 20-F         [X] Form 10-Q        [  ] Form N-SAR

         For Period Ended:  June 30, 1997
         [ ] Transition Report on Form 10-K
         [ ] Transition  Report on Form 20-F
         [ ] Transition  Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:______________________________________


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                  Nothing  in this form  shall be  construed  to imply  that the
         Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  Not Applicable

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Part 1--Registrant Information

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         Full Name of Registrant:  Guy F. Atkinson Company of California
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         Address of Principal Executive Office

         1001 Bayhill Drive, San Bruno, CA  94066
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         Street and Number, City, State and Zip Code

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Part II--Rules 12b-25(b) and (c)

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Not Applicable

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Part III--Narrative

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State below in reasonable  detail the reasons why Form 10-K,  20-F,  11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         On August 10, 1997, the Registrant filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result of the Chapter 11 petition and the Registrant's ongoing analysis of its results for the quarter ended June 30, 1997, the Registrant is unable to file its Form 10-Q for such quarter within the prescribed time period.

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Part IV--Other Information

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         (1)  Name and telephone number of person to contact in regard to this notification

         Herbert D. Montgomery          (650)                      876-1000
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                (Name)               (Area Code)              (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities and Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes   [   ] No

         The Registrant expects to report a loss for the quarter ended June 30, 1997. The Registrant is unable to estimate the amount of the loss at this time as a result of its ongoing analysis of its results for such quarter.

                      Guy F. Atkinson Company of California
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                  (Name of Registrant as specified in Charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

           August 13, 1997
Date  -----------------------------   By  /s/ Herbert D. Montgomery
                                         Herbert D. Montgomery
                                         Senior Vice President,
                                         Chief Financial Officer
                                         and Treasurer